Exhibit 10.1

April 16, 2017

Darlene Deptula-Hicks
30 Crane Crossing Road
Plaistow, NH 03865

Dear Darlene:

On behalf of T2 Biosystems, Inc., (the “Company”) I am delighted to make this offer of employment to you to join us in the role of Senior Vice President and Chief Financial Officer for the Company beginning May 1, 2017.

At T2 Biosystems, our mission is to fundamentally change the way that medicine is practiced by transforming diagnostics for the tangible benefit of patients, practitioners and healthcare institutions. We have developed a breakthrough and innovative technology, T2MR, that has received the most prestigious industry awards and is protected by almost 50 patents.  Our first products, T2Candida and the T2Dx, are already in use in over 100 hospitals in the United States and Europe. We are positively impacting the lives of patients and saving hospitals millions of dollars each year. Our next product, T2Bacteria, is expected to be FDA cleared later this year and additional products are in development. There is a lot of growth ahead and you are joining us at a very exciting time!

Darlene, we are thrilled to extend this offer of employment to you. We think you can help us fulfill our mission and we believe you’d be a great fit for our team. To kick things off, you will find all of the pertinent information related to our offer of employment in the attached pages. Please read the offer carefully and, if it is acceptable, sign and return one copy to my attention (PDF copy is fine).

If you have any questions, please do not hesitate to contact me at (781) 457-1283 or email at kmorgan@t2biosystems.com. We are looking forward to having you on our team!

Sincerely,

Kelley Morgan
Senior Director, Human Resources

OFFER OF EMPLOYMENT

Date of employment: Should you accept the terms of this offer, your employment with the Company will commence on May 1, 2017.

Background check: Your employment is contingent upon your successful completion of a background check, which is required for all employees of the Company. The Company will forward you the appropriate documents, and such documents shall be required to be submitted to the Company by no later than one week prior to your start date.

Position: You have been offered the position of Senior Vice President and Chief Financial Officer. In this capacity, you will report to John McDonough, Chief Executive Officer. Your duties and responsibilities will include all those customarily attendant to such a position, and any other such duties or responsibilities that John McDonough or the Company may, from time to time, assign to you. You agree that you shall not enter into any employment endeavors which may conflict with your ability to devote the necessary time and energies to the Company’s business interest while engaged by the Company. You further agree to comply with all applicable laws and with all Company rules and policies established by the Company from time to time.

Compensation and Tax Matters: Your salary shall be $14,166.67 (the equivalent of $340,000 when annualized), payable semi-monthly and subject to pro-ration for any partial initial or terminal week during which you are employed, in accordance with normal payroll practices and schedule of the Company.

You will be eligible to receive an annual bonus (the "Annual Bonus") based upon the achievement of specific company and individual milestones as determined by the Board of Directors. The target amount of your Annual Bonus will be 45% of your Base Salary, subject to adjustment by the Board of Directors. Payment of the Annual Bonus will be pro-rated for 2017 and will in all events be subject to your continued employment with the Company through the date of payment.

All compensation amounts stated are before any deductions for FICA taxes, state and federal withholding taxes and other payroll deductions required to be made by the Company under applicable law.

Stock Options: Subject to the approval of the Board of Directors and your execution of the Company’s Stock Option Agreement, you will be offered options to purchase 175,000 shares of T2 Biosystems common stock under the Company’s 2014 Incentive Award Plan (the “2014 Plan”). The exercise price of the options will be equal to their fair market value on the date of grant (determined in accordance with the 2014 Plan). The stock options will have a 4-year vesting schedule with 25% of the options vesting one year from the vesting commencement date (your start date) and the remaining options vesting in equal monthly installments over the following 36 months. The terms and conditions of such stock option grant are more fully described in the 2014 Plan.

Severance Compensation: Subject to the approval of the Board of Directors and your execution of the attached Change of Control Severance Agreement (the “Change in Control Agreement”), you will be offered certain benefits in the event of a change in control of the Company, as set forth in more detail and defined in the Change in Control Agreement, including severance compensation and the acceleration of certain stock options, each such benefit to be subject to the terms of the Change in Control Agreement.

In the event your employment is terminated by the Company for reasons other than Cause and unrelated to a Change in Control, both as defined in the Change in Control Agreement, you will be entitled to receive severance benefits in the form of salary continuation and reimbursement for costs associated with COBRA, for a period of six (6) months following the end of your employment.

Fringe Benefits: You will have the opportunity to participate in the Company’s fringe benefits program. Currently, these fringe benefits are as follows:

•	The Company currently provides contributions toward a medical and dental plan for yourself and immediate family members

•	Three (3) weeks paid vacation, Company designated holidays, personal holidays and sick days (see Benefits Summary for more information).

•	The Company provides 100% contribution towards Term Life Insurance, Accidental Death and Dismemberment Insurance, and Short and Long-Term Disability Insurance;

•	The opportunity to enroll in the Company’s 401(k) Investment and Section 125 Plans based on plan eligibility requirements; and

•
Pay or reimburse you in accordance with the Company’s reimbursement policies from time to time in connection with the performance of your duties for the Company subject to your submission of satisfactory documentation with respect thereto.

The Company reserves the right to amend, delete or change any of its employment policies and/or benefits at any time in its sole discretion.

Non Competition/Non-Disclosure/Invention Assignment Agreement: No later than on the first day of your employment with the Company you will be required to sign the enclosed Non-Competition/Non-Disclosure/Inventions Assignment Agreement (“Obligations Agreement”) which includes nondisclosure, inventions ownership, and other provisions that are necessary to protect the Company’s confidential information, intellectual; property, trade secrets, and customer relationships. As you may be given access to such protectable interests, your employment is contingent upon your signing the Obligations Agreement. The terms of the Obligations Agreement will survive termination, for whatever reason, of the employment relationship.

Prior Agreements: You acknowledge and confirm that you have provided/disclosed to the Company all restrictive covenants and agreements, including nondisclosure and confidentiality agreements, to which you are a party. You agree that you shall not disclose to the Company or use while an employee of the Company any confidential or trade secret information obtained by you from other persons or employers and shall not bring any property upon the Company premises which has been misappropriated by others. You also acknowledge that the Company expects you to honor any prior obligations to former employers to which you remain bound.

Employment At Will: Although you are being hired as an employee commencing on May 1, 2017, your employment with the Company shall be at will. This means that your employment is not guaranteed for any definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

Entire Agreement: This letter (together with the attached Obligations Agreement and Change in Control Agreement) sets forth the entire understanding between the Company and yourself with respect to your employment by the Company. All prior discussions, negotiations, correspondence and other understandings between you and the Company are superseded, and there are no representations, warranties or undertakings by the Company or you with respect to your employment by the Company, which are not set forth in this letter.

If you agree with the terms of this offer, please acknowledge your understanding and acceptance of this offer by signing where indicated below and return to me along with a completed background check authorization form by 5:00 p.m. ET on April 18, 2017. We look forward to working with you.

Sincerely,

T2 Biosystems, Inc.

By: /s/ KELLY MORGAN 05/01/2017
Kelley Morgan            Date
Senior Director, Human Resources

I have read agree with and accept the items contained in this letter.

By: /s/ DARLENE DEPTULA-HICKS 05/01/2017
Darlene Deptula-Hicks        Date

The Immigration Control and Reform Act of 1986 requires that all new employees complete the I-9 form and submit proof of employment eligibility to work in the United States within the first three days of their start date. If accepting employment the Company will provide you the I-9 form and requests that you present appropriate documents when you report to the Company and a representative of the Company will complete the I-9 form with you. Accordingly, you will have three days from your start date to submit proof of your eligibility to work in the United States.

Active: 2017